Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of July 6, 2006, by and between WESTERN GAS RESOURCES, INC., a Delaware corporation (the “Corporation”) and William J. Krysiak (“Employee”).

WITNESSETH:

WHEREAS, the Corporation, directly and indirectly through its subsidiaries, affiliated companies, partnerships, joint ventures and other business organizations (collectively, the “Western Companies” and individually, a “Western Company”) acquire, design, construct and operate natural gas gathering and processing facilities, market, store and transport natural gas and natural gas liquids, and explore for, develop, and produce oil and gas.

WHEREAS, Employee has substantial experience in the Corporation’s business and is currently the Corporation’s Executive Vice President and Chief Financial Officer.

WHEREAS, prior hereto, the Corporation and Employee entered into that Employment Agreement, dated October 15, 2001 (the “Prior Agreement”)

WHEREAS, the parties desire to clarify certain portions of the Prior Agreement and to modify certain of the benefits and obligations provided thereunder and accordingly, the Prior Agreement shall be terminated upon execution of and replaced in its entirety by this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1.             Definitions.

(a)           “Annual Bonus” means a cash bonus, as may be determined pursuant to any bonus plan applicable to Employee for any fiscal year of the Corporation, in an amount which has been approved by the Corporation’s Board of Directors in its sole and absolute discretion to be payable to Employee.  For the purposes of Subsections 13(a) and 14(a)(i) of this Agreement, Annual Bonus shall mean the average of the last three Annual Bonus payments made to Employee prior to the Termination Date (annualized for any year in which Employee was not employed for the full year if the bonus for such year was pro rated and including any Annual Bonus determined by the Board of Directors in any year to be zero).  If Employee has been employed for a shorter period than that required to obtain three Annual Bonus Payments, the amount of Annual Bonus hereunder shall be the amount last paid to Employee or shall be the averaged annual amount of the most recent Annual Bonus payments made if more than one.

(b)           “Base Salary” means Employee’s current annual base salary payable by the Corporation.

(c)           “Cause” means (i) Employee’s material breach of this Agreement, or failure, neglect or refusal to perform his duties hereunder (other than any such failure resulting from Employee’s disability or from the assignment of duties that would constitute “Good Reason” as defined herein), (ii) any act or omission by Employee constituting willful misconduct or gross negligence which is, or could reasonably expected to become, materially injurious to the Corporation, monetarily or otherwise, (iii) Employee’s material violation of any domestic or foreign securities law or regulation, including those of the New York Stock Exchange or stock exchange governing the listing of the Corporation’s securities (other than inadvertent violations of reporting of beneficial ownership pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (iv) any act by Employee constituting a felony; (v) any act by Employee constituting a misdemeanor involving moral turpitude, (vi) any theft or fraud by Employee which results in a felony or misdemeanor conviction of Employee, (vii) any dishonesty or knowing misrepresentation resulting or intended to result in personal benefit or enrichment to Employee or harm to the Corporation, or (viii) Employee’s material violation of any of the Corporation’s Board approved policies or any of the Corporation’s policies regarding prohibited discriminatory or harassing behavior.

(d)           “Change of Control” means as a result of one transaction or a series of related transactions:

(i)            The acquisition by any individual, entity or group (within the meaning of Section 12(d) (3) or 13(d) (2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than thirty-five (35%) percent of either (A) the then outstanding shares of common stock of the Corporation (the “Outstanding Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Corporation, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, or (C) any acquisition by any entity pursuant to a transaction which complies with Subsection 1(d)(iii); or

(ii)           Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(iii)          Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, and (B) no person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Incumbent Board providing for such Business Combination; or

(iv)          Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

(e)           “Change of Control Event” means the earlier of (i) a Change of Control, or (ii) the execution and delivery by the Corporation of an agreement providing for a Change of Control.

(f)            “Change of Control Period” means the period commencing ninety (90) days prior to the occurrence of a Change of Control Event and ending 12 months after such Change of Control.

(g)           “Confidential Information” means all nonpublic information and trade secrets (whether in paper or electronic form, or contained in Employee’s memory or otherwise stored or recorded) relating to or arising from the business, operations or properties of any of the Western Companies, including, but not limited to, any information concerning the business operations, business strategies, nonpublic policies or internal structure of the Western Companies; Litigation Information; Confidential Projects; proposed projects and areas of intended leasing activity and gathering and processing activity; the customers, vendors, contractors, suppliers or clients of any of the Western Companies; any acquisition strategies of any of the Western Companies; the gas and other products, marketing or transportation strategies of any of the Western Companies; the terms of any gas gathering, processing, marketing, or transportation contracts entered into by any of the Western Companies; past, present or future research by any of the Western Companies in connection with the existing or proposed business or operations of any of the Western Companies; personnel data of any of the Western Companies; Employee’s work performed for, or relating to or for, any customer or client of any of the Western Companies; the gas or other product pricing for any customer or client of any of the Western Companies; any method or procedure relating or pertaining to projects developed by any Western Companies or contemplated by any Western Company to be developed; any gas gathering, processing, drilling, marketing, transportation project which any of the Western Companies is developing; all Technical and Engineering Information.  Information shall not be deemed to be Confidential Information for purposes of this Agreement which: (i) is or hereafter becomes publicly known through no improper or unauthorized act or omission of Employee; (ii) is received by Employee without restriction on disclosure from a third party who disclosed the information without, to the best of Employee’s knowledge, violating any restriction on confidentiality or disclosure; or (iii) is independently developed after the termination of Employee’s employment with the Corporation by Employee without reference to the Confidential Information and without violation of any confidentiality restriction.

(h)           “Confidential Projects” means the activities of or plans of any Western Company relating to the development, planning or execution of new project, expansion or acquisition strategy or target relating to areas of intended leasing activity and gathering and processing activity or any other material business of any Western Company.

(i)            “Good Reason” means (i) any material breach by the Corporation of its obligations under this Agreement, including the failure of the Corporation to pay Employee the Base Salary or, if declared by the Board, the Annual Bonus, or any other payment due Employee hereunder, or to provide any benefits required pursuant to this Agreement; (ii) any action of Corporation that results in any reduction in Employee’s title below an officer title, (iii) any action of Corporation that results in any material diminishment in Employee’s duties, functions, responsibilities or authority( provided however that any changes in spending authority shall not be considered to be a material diminishment in duties, functions, responsibilities or authority), (iv) any reduction of Employee’s Base Salary, (v) any material reduction of benefits on a basis different than other peer executives of the Corporation; or (vi) a requirement that Employee be based anywhere other than within twenty-five (25) miles of Employee’s current principal place of employment except for travel that may be required of Employee in performing his employment duties hereunder; provided, however, that if the Corporation suspends Employee from performing his employment duties hereunder for the purposes of performing an internal investigation potentially involving Employee or if the Employee is terminated for Cause, then such suspension or termination shall not constituted Good Reason.

(j)            “Litigation Information” means information concerning possible or existing claims, investigations or litigation involving any of the Western Companies.

(k)           “Material Competition” means that Employee is involved in any business or investment activity, in any capacity, including, but not limited to, as an employee, consultant, advisor, agent, shareholder (other than as a shareholder of less than five (5%) percent of a publicly traded corporation), independent contractor, investor, partner, member, owner or otherwise, which activity directly competes with or has a material adverse economic effect on any of the activities or business of any Western Company.  Material competition includes, but is not limited to, any activity involving the gathering and processing business within 25 miles of one of the Western Companies’ existing or planned gathering, processing or generation facilities; any activity involving the purchase of oil or gas leases, the farming-in of such leases or any similar arrangement, within five (5) miles of the boundaries of an existing oil or gas lease of any Western Company; and, in relation to a Confidential Project involving oil and gas exploration, development or production, any activity, directly or indirectly, involving the purchase of oil or gas leases or the farm-in or participation in operations under leases or any similar arrangement within ten (10) miles of the boundaries of the target area of such Confidential Project.

(l)            “Short Term Disability Period” means the period of ninety (90) days’ following determination of Employee’s disability as that term is defined pursuant to the Corporation’s long-term disability insurance plan.

(m)          “Technical and Engineering Information” means all nonpublic information, technical and engineering information associated with or related to any oil, gas or mineral property and any gathering and/or processing facility of any of the Western Companies or with respect to which any of the Western Companies formed an intention to acquire, lease or form any other business relationship prior to the termination of Employee’s employment including, but not limited to, seismic data, engineering reports and methods, geological matters, the results of expiration, drilling, drill cores, cuttings and other samples, production, processing, gathering and drilling techniques and water disposal techniques; or any plans or strategy related to the foregoing.

(n)           “Termination Date” means the effective date of termination of employment under this Agreement.

2.             Employment. The Corporation hereby employs Employee and Employee hereby accepts such employment with the Corporation upon the terms and conditions hereinafter set forth.  Employee’s employment shall continue until it is terminated in accordance with the provisions herein.

3.             Powers, Duties and Responsibilities.

(a)           Employee shall devote his full time, attention and effort to the business of the Western Companies during the Corporation’s normal business hours and during such other times as are reasonably necessary for the proper performance of his responsibilities hereunder; provided, however, that Employee may serve (i) on the board of any charitable organization or industry group, and (ii) with the consent of the Board of Directors, Employee may serve on the board of one (1) publicly traded corporation; and provided further that in the case of both (i) and (ii) above that such service does not significantly interfere with Employee’s duties hereunder.

(b)           Employee’s primary duties shall be to act as the Executive Vice President and Chief Financial Officer.  Employee shall have such powers, duties and responsibilities, and shall perform such other functions in connection with the business of the Western Companies, as may be assigned from time to time by the Corporation.

4.             Base Salary and Annual Bonus.  For all of the services rendered by Employee pursuant to this Agreement, the Corporation shall pay Employee his Base Salary, payable in accordance with the Corporation’s normal pay practices so long as employed under this Agreement.  In no event shall Employee’s Base Salary be decreased, but it may, from time to time be increased at the discretion of the Corporation.  In addition, the Corporation shall pay Employee an Annual Bonus as determined by the Board of Directors from time to time.

5.             Officer Insurance Coverage - Costs of Defense.  During the term of Employee’s employment and thereafter, to the extent the Corporation maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Employee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any officer of the Corporation provided that such insurance coverage is available to the Corporation at a reasonable cost. Such coverage shall provide to Employee officer liability insurance coverage to cover any claims that may be made arising from his past, present, or future activities on behalf of the Western Companies.  Employee hereby represents that to his knowledge no investigation, claim, or litigation is currently pending or threatened against him at this time relating to or arising out of his activities as an employee of any Western Company.

6.             Cooperation With Respect to Investigations, Claims or Litigation.  During the term of Employee’s employment and at all times thereafter, should a Western Company become involved in any investigation, claim, or litigation relating to or arising out of Employee’s past, present, or future duties with a Western Company or with respect to any matters which Employee has knowledge, Employee agrees to fully, and in good faith, cooperate with the Corporation with respect to such investigation, claim, or litigation.  The Corporation shall reimburse Employee for any and all expenses in accordance with the Indemnification Agreement, as defined below.

7.             Indemnification Agreement.  Exhibit “A”, attached hereto and incorporated herein by reference, is an Indemnification Agreement by and between the Corporation and Employee. The Corporation and Employee each agree to execute and deliver such Indemnification Agreement concurrently with the execution and delivery of this Agreement. To the extent any provision set forth in the Indemnification Agreement is in conflict with any provision set forth in this Agreement, the provision set forth in the Indemnification Agreement shall govern.

8.             Employee Benefits. During the term of employment hereunder, Employee shall be eligible to participate in the employee benefit plans provided by the Corporation on the same basis as other similarly situated executives at the level of Vice President and above, as such plans may be changed from time to time, in accordance with the provisions of such plans, including, but not limited to, the Corporation’s qualified retirement plans and the Corporation’s stock incentive plan(s). Employee hereby agrees and acknowledges that nothing in this Agreement guarantees him the right to any grant of stock options, restricted stock or any other right under any stock incentive plan, or other plan.

9.             Confidential Information and Nondisclosure.

(a)           Employee acknowledges that pursuant to his employment hereunder, Employee occupies a position of trust and confidence.  Accordingly, in the course of performing the employment obligations hereunder, Employee will have access to and may develop or obtain certain Confidential Information.

(b)           Employee agrees that all Confidential Information shall remain the exclusive property of the Corporation during and after Employee’s employment with the Corporation.  Employee further agrees that during and after the term hereof, he shall not, except for the benefit of the Corporation pursuant to the exercise of his duties hereunder or with prior written consent of the Corporation, use for any purpose or disclose to any third party any of the Confidential Information.

(c)           All information, drawings, documents and materials whether in writing, on computer disks, computer hard drive, on magnetic tape or otherwise prepared by Employee in connection with his employment are hereby assigned to the Corporation without reservation of any rights by Employee, and all such information which Employee obtains in the course of or as result of his employment by the Corporation in all cases shall be the sole and exclusive property of the Corporation and will be delivered to the Corporation by Employee on the earlier of a demand by the Corporation or promptly after the Termination Date, together with all written, computer, magnetic tape or other evidence of the information, drawings, document and materials, if any, furnished by any Western Company to Employee in connection with Employee’s employment.

(d)           If Employee violates this agreement of confidentiality, Employee agrees that the Western Companies shall, in addition to any other remedy provided by law, be permitted to pursue an action for injunctive relief, monetary damages, or both.

10.          Non-Solicitation. During the term of this Agreement and for a period of eighteen months (18) thereafter, Employee shall not hire, offer to hire, solicit, or participate in the hiring or induce the resignation of any officer or employee of any Western Company; provided, however, nothing contained herein shall prevent Employee from hiring any officer or employee of any Western Company that originates as a result of a general solicitation in a publicly available publication, including the internet, as long as there is no involvement or participation of any kind or nature, directly or indirectly by Employee in (a) the solicitation of the officer or employee of any Western Company, or (b) inducing the resignation of such officer or employee of any Western Company. In the event Employee violates this non-solicitation provision, the Western Company shall, in addition to any other remedy provided by law, be permitted to pursue an action for injunctive relief, monetary damages, or both.

11.          Agreement Not to Compete. The parties hereto recognize that Employee is retained by the Corporation as part of a professional, management and executive staff of the Corporation whose duties include the formulation and execution of corporate strategy.  Therefore,

(a)           Employee hereby agrees that while Employee is employed pursuant to this Agreement he shall not act or engage in Material Competition; and

(b)           for a period of one (1) year following the Termination date:

(i)            In the event that this Agreement is terminated by the Corporation for Cause or by Employee without Good Reason, he shall not act or engage in Material Competition with respect to the business or activities of any Western Company as they exist on the date of termination of Employee’s employment; or

(ii)           In the event that this Agreement is terminated by the Corporation without Cause or by the Employee for Good Reason, he shall not act or engage in Material Competition with respect to any Confidential Projects as they existed up to and including the Termination Date in any State in which any Western Company engages or plans to engage in business.

In the event that Employee violates this agreement not to compete, the Corporation shall, in addition to any other remedies provided by law, be permitted to pursue an action for injunctive relief (preliminary or permanent), monetary damages, or both.

12.          Termination of Employment.  Employee’s employment and this Agreement shall terminate upon the first to occur of the following events:

(a)           Employee’s death.

(b)           The end of the Short Term Disability Period if Employee is unable to return to work at the end of such Short Term Disability Period; provided, however, that during such Short Term Disability Period, Employee shall be entitled to 100% of Employee’s Base Salary reduced by any other Corporation-provided salary-related benefits to which Employee may be entitled with respect to the Short Term Disability Period which benefits are payable solely on account of such disability (including, but not limited to, benefits under any disability insurance policy, worker’s compensation law or any other benefit program or arrangement).

(c)           Employee’s written election to terminate employment, with or without Good Reason, to be effective ninety (90) days thereafter unless an earlier effective date is specified by the Corporation.

(d)           The Corporation’s written election to terminate Employee’s employment with or without Cause, effective as of the date set forth by the Corporation in such election.

13.          Employee’s Rights and Obligations Upon Death or Disability.  If Employee’s employment is terminated as a result of death or disability, then Employee shall be entitled to the following in full satisfaction of all of his rights under this Agreement or at law:

(a)           Employee’s Right to Base Salary and Benefits.  Employee shall be entitled to the following: (i) Base Salary and employee benefits, if any, which have been earned but not paid through the Termination Date, and (ii) an Annual Bonus, equal to the product of (A) the Annual Bonus, and (B) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365.

(b)           Employee’s Obligations.  Notwithstanding such termination of employment, if Employee is terminated as a result of disability, Employee shall remain bound by the provisions of Sections 6, 9, 10 and 11 hereof.

14.          Employee’s Rights and Obligations Upon Termination of Employment By The Corporation Without Cause or By Employee for Good Reason.  If Employee’s employment is terminated by the Corporation without Cause or by Employee for Good Reason, then Employee shall be entitled to the following in full satisfaction of his rights under this Agreement or at law:

(a)           Severance Pay.

(i)            Employee shall be entitled to severance pay in an amount equal to:

(A) the sum of (1) Employee’s Base Salary, if any, which has been earned but not paid through the Termination Date, (2) the product of (x) the Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date and the denominator of which is 365, and (3) any accrued vacation or other pay pursuant to the Corporation’s vacation or Paid Time Off policy, to the extent not previously paid; and

(B) an amount equal to the sum of (1) Employee’s Base Salary and (2) the Annual Bonus; provided, however, that in the event that Employee’s employment has been terminated, as set forth above in this Section 14, at any time during a Change of Control Period, then this amount shall be multiplied by a factor of 2 and Employee shall receive such increased amount less any amount previously paid to Employee under this sub-section (B).

(ii)           Employee shall be entitled to continue to receive group health and dental insurance coverage equivalent to the coverage to which he would have been entitled under such plans if he had continued working for the Corporation in the position held on the Termination Date for a period of 12 months following the Termination Date, which period shall be increased to 24 months in the event that Employee has been terminated at any time during a Change of Control Period.  In addition, the Corporation shall continue to pay the premiums on any supplemental term life and long term disability policies obtained by the Corporation for Employee’s benefit on or before the Termination date for a period of 12 months following the Termination Date, which period shall be increased to 24 months in the event that Employee has been terminated at any time during a Change of Control Period.

(b)           Certain Additional Payments by the Corporation. The Corporation shall be responsible for the payment of taxes to the extent applicable as set forth in Exhibit “B” hereto.  Any payments made hereunder as a result of a Change of Control shall be subject to the provisions of Exhibit “B”.

(c)           Employee’s Obligations.  Notwithstanding such termination of employment, Employee shall remain bound by the provisions of Sections 6, 9, 10 and 11 hereof.

15.          Employee’s Rights and Obligations Upon Termination of Employment by the Corporation With Cause or Termination of Employment by Employee Without Good Reason.  If Employee’s employment is terminated by the Corporation with Cause or by Employee without Good Reason, then Employee shall be entitled to the following in full satisfaction of all of his rights under this Agreement or at law:

(a)           Severance Pay.  Employee shall not be entitled to any severance pay.

(b)           Employee’s Right to Base Salary and Benefits. Employee shall only be entitled to the Base Salary and employee benefits, if any, earned but not paid through the Termination Date. Employee shall only be entitled to such additional Annual Bonus, if any, which has been previously authorized by the Board of Directors, but has not been paid as of the Termination Date.

(c)           Employee’s Obligations. Notwithstanding such termination of employment, Employee shall remain bound by the provisions of Sections 6, 9, 10 and 11 hereof.

16.          Payment Dates; Section 409A of the Internal Revenue Code.

(a)           Subject to the provisions of Sections 16(b), (c) and (d) below, any payments required to be made to Employee pursuant to Sections 13, 14 or 15 hereunder shall be made within thirty (30) days’ of the Termination Date.

(b)           Anything in this Agreement to the contrary notwithstanding, if (i) on the Termination Date any of the Corporation’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)) and (B) as a result of such termination, Employee would receive any payment that, absent the application of this Section 16, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of six (6) months after the Termination Date or such other date as will cause such payment not to be subject to such interest and additional tax.

(c)           It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code.  To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax being imposed.

(d)           Notwithstanding anything to the contrary in the Agreement, payment to Employee upon termination shall be conditioned upon Employee’s execution of a legal release in a form satisfactory to Company in its discretion and drafted and executed to, among other things, ensure a final, complete and enforceable release of all claims that Employee has or may have against Company relating to or arising in any way from Employee’s employment with Company and/or the termination thereof (but excepting claims for indemnification or defense, whether under contract, the Articles of Incorporation, By-Laws, or otherwise), and complete and continuing confidentiality of Company’s proprietary information and trade secrets, and, at the Company’s discretion, the circumstances of Executive’s separation from Company and/or compensation received by Executive in connection with that separation.

17.          Survival.  In the event that this Agreement is terminated by either party, Sections 5, 6, 9, 10, and 11 shall survive for the periods of time specified therein or if no period is specified, in perpetuity.

18.          Benefit. This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, including, but not limited to (a) any entity which may acquire all or substantially all of the Corporation’s assets and business, (b) any entity with or into which the Corporation may be consolidated or merged, or (c) any entity that is the successor corporation in a share exchange, and Employee, his heirs, guardians and personal and legal representatives. Employee and the Corporation also agree that each Western Company shall be deemed to be a third-party beneficiary to this Agreement.

19.          Notices.  All notices and communications hereunder shall be in writing and shall be deemed given when sent postage prepaid by registered or certified mail, return receipt requested, and, if intended for the Corporation, shall be addressed to it, to the attention of its President, at:

Western Gas Resources, Inc.

1099 18th Street, Suite 1200

Denver, Colorado 80202

or at such other address which the Corporation shall have given notice to Employee in the manner herein provided, and if intended for Employee, shall be addressed to him at his last known residence, or at such other address at which Employee shall have given notice to the Corporation in the manner provided herein:

20.          Miscellaneous.

(a)           Governing Law and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.  Resolution of any disputes under this Agreement shall only be held in courts in Denver County, Colorado, and the parties expressly consent to personal jurisdiction in courts in Denver County, Colorado and waive any objections to such jurisdiction.

(b)           Severability.  In the event one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or any other application or modification thereof, shall not in any way be affected or impaired. The parties further agree that any such invalid, illegal or unenforceable provision or restriction shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any provision or restriction herein to be overly broad, or unenforceable, such court is hereby empowered and authorized to limit such provisions or restriction so that it is enforceable for the longest duration of time, within the largest geographical area and with the broadest scope.

(c)           Counterparts. This Agreement may be executed in more than one copy, each copy of which shall serve as an original for all purposes, but all copies shall constitute but one and the same Agreement.

(d)           Assignment. Except as provided in Section 18, this Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of such party’s rights or obligations hereunder without first obtaining the written consent of the other party.

(e)           Headings. All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions hereof.

(f)            Waiver of Breach. The waiver by any party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

(g)           Entire Agreement. Except for the Indemnification Agreement, this Agreement contains all agreements, understandings, and arrangements between the parties hereto and no other exists. Except for the Indemnification Agreement, all previous agreements, understandings, and arrangements between the parties relating to employment are terminated by this Agreement. This Agreement may be amended, waived, changed, modified, extended or rescinded only by a writing signed by the party against whom such amendment, waiver, change, modification, extension or rescission is sought.

IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first written above.

CORPORATION:

WESTERN GAS RESOURCES, INC.

By:	/s/ Peter A. Dea
Name: Peter A. Dea
Title: President and Chief Executive Officer

EMPLOYEE:

By:	/s/ William J. Krysiak
Name: William J. Krysiak